MEMORANDUM OF AGREEMENT

Norwegian Shipbrokers' Association's Memorandum of Agreement for sale and purchase of ships. Adopted by BIMCO in 1956.
Code-name

SALEFORM 2012

Revised 1966, 1983 and 1986/87, 1993 and 2012

Explanatory Notes for SALEFORM 2012 are available from BIMCO at www.bimco.org

Printed by BIMCO's *idea*

Copyright: Norwegian Shipbrokers' Association, Oslo.
Published by Norwegian Shipbrokers' Association, Oslo and BIMCO, Copenhagen

Dated: **26 April 2017**

Victorscope Shipping Company Limited, a company organized and existing under the laws of Cyprus and registered as a Foreign Maritime Entity under the laws of the Marshall Islands, with its registered office at 13 Karaiskaki Street, 3032 Limassol, Cyprus (*Name of sellers*), hereinafter called the "Sellers", **as sellers**, have agreed to sell, and
Hunter Maritime Acquisition Corp., a corporation organized and existing under the laws of the Marshall Islands, with its principal place of business at Trust Company Complex, Suite 206, Ajeltake Road, Majuro, Marshall Islands (*Name of buyers*), hereinafter called the "Buyers", **as buyers, having the right to nominate a fully owned and controlled subsidiary as buyers hereunder, such nominated buyers to be fully guaranteed by the Buyers,** have agreed to buy:

Name of vessel: **CHARLOTTE SELMER**

IMO Number: **9435064**

Classification Society: **NK**

Class Notation: **NS(CSR, BC-A, BC-XII, GRAB 20)(ESP)(IWS)(PSCM) MNS(M0)**

Year of Build: **2011** Builder/Yard: **New Times Shipbuilding, Jingjiang City, P.R. China**

Flag: **Marshall Islands** Place of Registration: **Majuro, Marshall Islands** **("MI-Register")**

GT/NT: **92,079/58,648**

hereinafter called the "Vessel", on the following terms and conditions:

Definitions

"Banking Days" are days on which banks are open ~~both~~ in **Hamburg and Frankfurt am Main, Germany; New York, USA; Hong Kong; Limassol, Cyprus; Belgium and United Kingdom**~~the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and ______ (*add additional jurisdictions as appropriate*).~~

"Buyers' Nominated Flag State" means **Marshall Islands** (*state flag state*).

"Class" means the class notation referred to above.

"Classification Society" means the Society referred to above.

"Collateral Buyers" are collectively the Buyers and Lodeo Shipping Company Limited, Rovison Shipping Company Limited, Frantia Shipping Company Limited and Vireto Shipping Company Limited, all Limassol, Cyprus.

"Collateral Vessels" are collectively the Vessel and MV "GRETA SELMER", IMO-No.: 9435076, MV "HUGO SELMER", IMO-No.: 9434448, MV "LENE SELMER", IMO-No.: 9435052 and MV "TOM SELMER", IMO-No.: 9476630.

~~"Deposit" shall have the meaning given in Clause 2 (Deposit)~~

~~"Deposit Holder" means ______ (*state name and location of Deposit Holder*) or, if left blank, the Sellers' Bank, which shall hold and release the Deposit in accordance with this Agreement.~~

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

registered letter, e-mail or telefax.

"Management Contract" means the agreement to be made between the Buyers as owners and the Manager as manager of the Vessel pursuant to which the Vessel shall be managed technically by the Manager after the delivery of the Vessel to the Buyers pursuant to this Agreement.

"Manager" means Ambra Shipmanagement Limited, Limassol, Cyprus or any other ship management company being a fully owned and controlled subsidiary of Wehr Schiffahrts GmbH & Co. KG, Hamburg, Germany.

"Master Agreement" means the agreement dated the date hereof made between the Sellers and the Collateral Buyers - inter alia- with respect to the terms and conditions of the en-bloc sale of the Collateral Vessels.

"Novation Agreement" means the novation agreement to be made between the Sellers as present owners, the Buyers as future owners and the Time Charterer or any other charterer as charterer, pursuant to which the Time Charter or any other charter contract to be entered into prior to the Vessel's delivery shall be novated to and in favour of the Buyers and the Sellers are released from their obligations under the Time Charter or any other charter contract to be entered into prior to the Vessel's delivery from the date of the Novation Agreement and thereafter.

"Parties" means the Sellers and the Buyers.

"Purchase Price" means the price for the Vessel as stated in Clause 1 (Purchase Price).

"Sellers' Account" means **the account of the Sellers held with HSH Nordbank Bank AG, Hamburg and Kiel, Germany, with the account number to be nominated by the Sellers to the Buyers prior to the Vessel's delivery**
(*state details of bank account*) ~~at the Sellers' Bank~~.

"Sellers' Bank" means **HSH Nordbank AG, Hamburg and Kiel, Germany** (*state name of bank, branch and details*) ~~or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price~~.

"Time Charter" means the time charter contract dated 22 March 2017 and made between the Sellers as owners and the Time Charterer as time charterer, as from time to time amended, varied or supplemented.

"Time Charterer" means Swissmarine Asia Pte Ltd., Singapore.

1. **Purchase Price**
The Purchase Price is **United States Dollars twenty eight million eight hundred thousand (USD 28,800,000.00)** (*state currency and amount both in words and figures*) **which is part of the Aggregate Purchase Price (as defined in the Master Agreement)**.

2. **Deposit (Deleted)**
~~As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of ______% (per cent) or, if left blank, 10% (ten per cent), of the Purchase Price (the "Deposit") in an interest bearing account for the Parties with the Deposit Holder within three (3) Banking Days after the date that:~~

~~(i) this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; and~~

~~(ii) the Deposit Holder has confirmed in writing to the Parties that the account has been opened.~~

~~The Deposit shall be released in accordance with joint written instructions of the Parties. Interest, if any, shall be credited to the Buyers. Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shall provide to the Deposit Holder all necessary documentation to open and maintain the account without delay~~.

3. **Payment**
On delivery of the Vessel, ~~but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~(i) the Deposit shall be released to the Sellers; and~~

~~(ii) the balance of~~ the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement shall be paid in full free of bank charges to the Sellers' Account **and further pursuant to the terms of the Master Agreement**.

4. Inspection

~~(a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in ____________________ (state place) on ______ (state date) and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

(b)* The Buyers ~~shall~~ have ~~the right to~~ inspect**ed** the Vessel's classification records and ~~declare whether same are~~ accepted **same.** ~~or not within~~ ______ (*state date/period*).

The Sellers shall make the Vessel available for inspection at~~/in~~ **a place within the Vessel's trading area, in the Buyers' option** (*state place/range*) within **thirty (30) days after the date of this Agreement**(*state date/period*).

The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.

The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.

During the inspection, the Vessel's deck and engine log books shall be made available for examination by the Buyers.

The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy-two (72) hours after completion of such inspection or after the date/last day of the period stated in Line 59, whichever is earlier.

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel's classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

**4(a) and 4(b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4(a) shall apply.*

5. Time and place of delivery and notices

(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage **or at sea** ~~at/in~~ **within the Vessel's trading area** ~~(state place/range)~~ in the Sellers' option **on the Closing Date (as defined in the Master Agreement)**.

~~Notice of Readiness shall not be tendered before: ______ (date)~~

~~Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a) (iii) and 14): ______~~

(b) (Deleted) ~~The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with twenty (20), ten (10), five (5) and three (3) days' notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery.~~

~~When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.~~

(c) (Deleted) ~~If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers' Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date. If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.~~

~~If this Agreement is maintained with the new Cancelling Date all other terms and conditions~~

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.~~

(d) **(Deleted)** ~~Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers' Default) for the Vessel not being ready by the original Cancelling Date.~~

(e) Should the Vessel become an actual, constructive or compromised total loss before delivery ~~the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter~~ this Agreement shall be null and void **and neither the Sellers nor the Buyers shall have any claim against each other in relation to this Agreement**.

6. Divers Inspection / Drydocking

(a)*

(i) The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel **but no later than forty (40) days after the date of this Agreement**. Such option shall be declared latest nine (9) days prior to the ~~Vessel's~~ intended date of **the underwater inspection** ~~readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement~~. The Sellers shall at their cost and expense make the Vessel available for such inspection. **However, the Buyers' option to inspect the Vessel shall be subject to the Vessel's itenerary, in particular whether the Vessel will - within the Vessel's trading area - call a port prior to her delivery where an underwater inspection is suitable and whether such inspection will not interfere the Vessel's operation under the Time Charter.** This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers' representative(s) shall have the right to be present at the diver's inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. ~~If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning. The Sellers may not tender Notice of Readiness prior to completion of the underwater inspection.~~

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then ~~(1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules (2) such defects shall be made good by the Sellers at their cost and expense to the satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for the underwater inspection and the Classification Society's attendance.~~

~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class drydocking survey,~~ the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards ~~at or~~ in **P.R. China** ~~the vicinity of the port of delivery~~, one to be obtained by each of the Parties within ~~two~~ **five** (~~2~~**5**) Banking Days from the date of the **response by the Classification Society /** imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. ~~The Sellers may not tender Notice of Readiness prior to such estimate having been established.~~

(iii) **The decision of the Classification Society as to whether underwater damage, if any, will impose a condition of class shall be final and binding on both parties.**

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

~~If the Vessel is to be drydocked pursuant to Clause 6(a)(ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5(a). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5(a) which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.~~

~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

~~(c) If the Vessel is drydocked pursuant to Clause 6 (a)(ii) or 6 (b) above:~~

~~(i) The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' cost and expense to the satisfaction of Classification Society without condition/recommendation**.~~

~~(ii) The costs and expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel's class, in which case the Sellers shall pay these costs and expenses.~~

~~(iii) The Buyers' representative(s) shall have the right to be present in the drydock, as observer(s) only without interfering with the work or decisions of the Classification Society surveyor.~~

~~(iv) The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Sellers' or the Classification Society surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding Clause 5(a), the Buyers shall be obliged to take delivery in accordance with Clause 3 (Payment), whether the Vessel is in drydock or not.~~

~~*6 (a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.~~

***Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.*

7. Spares, bunkers and other items

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

order are excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers 206
are not required to replace spare parts including spare tail-end shaft(s) and spare 207
propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to 208
delivery, but the replaced items shall be the property of the Buyers. Unused stores and 209
provisions **broached or unbroached** shall be included in the sale and be taken over by the Buyers 210
without extra payment.
Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers' and crew's 211
personal belongings including the slop chest are excluded from the sale without compensation, 212
as well as the following additional items: 213

- all logbooks and all cargo related records and/or manifests
- Ship Security Plan [SSP] (electronic & hard copy), all security records and security items bearing Sellers logo
- Safety Management System (electronic system & hard copies)
- Bluefleet Planned Maintenance, Purchase and Document Management System (electronic system & hard copies)
- Panama Canal SOPEP
- Califonia NTVRP, NPDES (VGP)
- Garbage Record Book (except current one)
- Garbage Management Plan
- Oil Record Book (except current one)
- Ship Energy Efficiency Management Plan (SEEMP)
- Bio Fouling Management Plan (BFMP)
- E-Navigator System (License)
- ADP Software (License)
- ChartCo System (License)
- SIM Cards of FBB's 10. Citadel Iridium Mobile Motorola 9555

(include list)
Items on board which are on hire or owned by third parties, listed as follows, are excluded from 214
the sale without compensation: 215

- liferafts (SURVITEC);
- gas bottles (oxygen/acetylene) from UNITOR and/or DREW

(include list)

The excluded and hired items listed hereinabove may remain on board of the Vessel during the term of the Management Contract. The Manager shall be entitled to take these items from board upon termination of the Management Contract.

216
Items on board at the time of inspection which are on hire or owned by third parties, not listed
above, shall be replaced or procured by the Sellers prior to delivery at their cost and expense. 217

Bunkers on board that are owned by the Time Charterer shall be excluded from the sale. 218

However, if such bunkers that remain on board at the time of delivery are not owned by the Time Charterer or any other charterer, such bunkers shall be taken over by the Buyers who shall pay the current Platts prices at the port and date of delivery of the Vessel or, if unavailable, at the nearest bunkering port for the quantities taken over.

The Buyers shall take over ~~remaining bunkers and~~ unused lubricating and hydraulic oils and
greases in storage tanks and unopened drums and pay ~~either:~~ 219

~~(a)~~ ~~*~~the actual net price (excluding barging expenses) as evidenced by invoices or vouchers 220

~~; or~~
~~(b) *the current net market price (excluding barging expenses) at the port and date of delivery~~ 221
~~of the Vessel or, if unavailable, at the nearest bunkering port,~~ 222

for the quantities taken over. 223

Payment under this Clause shall be made at the same time and place and in the same 224
currency as the Purchase Price. 225

"inspection" in this Clause 7, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) 226
(Inspection), if applicable. If the Vessel is taken over without inspection, the date of this 227
Agreement shall be the relevant date. 228

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

**(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.*

8. Documentation

The place of closing: **the offices of Ehlermann Rindfleisch Gadow, Hamburg, Germany**

(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents:

(i) Legal Bill(s) of Sale in a form recordable in the Buyers' Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested ~~and legalised or apostilled~~, as required by the Buyers' Nominated Flag State **(two (2) originals)**;

(ii) Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;

(iii) Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement, duly notarially attested ~~and legalised or apostilled (as appropriate)~~ **or if executed in Cyprus attested by an Certifying Officer**;

(iv) **Copy of the** Certificate **of Ownership and Encumbrances** ~~or Transcript of Registry~~ issued by ~~the competent authorities of the flag state~~ **the MI-Register** on the date of delivery evidencing the Sellers' ownership of the Vessel and that the Vessel is free from registered encumbrances and mortgages **("COE")**, to be faxed or e-mailed by ~~such authority~~ **the MI-Register** to the closing meeting with the original to be sent to the Buyers as soon as possible **but in any event within twenty (20) Banking Days** after ~~delivery of the Vessel~~ **the Purchase Price has been paid and the Vessel has been delivered**;

(v) Declaration of Class or (depending on the Classification Society) a Class Maintenance Certificate issued within three (3) Banking Days prior to delivery confirming that the Vessel is in Class free of condition/recommendation **except for those defects stated in the Class Status Reports dated 15 March 2017 and 22 March 2017 and defects within the meaning of Clause 6 (a) (ii)**;

(vi) **Deleted.** ~~Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and provide a certificate or other official evidence of deletion to the Buyers promptly and latest within four (4) weeks after the Purchase Price has been paid and the Vessel has been delivered~~;

(vii) A copy of the Vessel's Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered ~~with~~**in the name of the Sellers in** the ~~Vessel's registry~~**MI-Register**, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed Form 2 stating the date on which the Vessel shall cease to be registered with the Vessel's registry;

(viii) Commercial Invoice for the Vessel;

(ix) Commercial Invoice(s) for bunkers **(if not owned by the Time Charterer)**, lubricating and hydraulic oils and greases;

(x) A copy of the Sellers' letter to their satellite communication provider cancelling the Vessel's communications contract which is to be sent immediately after delivery of the Vessel **or a letter of undertaking of the Sellers to cancel the Vessel's communication contract immediately after delivery of the Vessel**;

(xi) Any additional documents as may reasonably be required by the competent authorities of the Buyers' Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

this Agreement; and

(xii) The Sellers' letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation**;**

(xiii) The Sellers' letter of confirmation that to the best of their knowledge, the Vessel has up to the date of delivery not touched bottom since her last drydocking.

(b) At the time of delivery the Buyers shall provide the Sellers with:

(i) Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers **and, in case the Buyers nominate a new buyer as buyers, also by the Buyers and the nominated buyers,** to authorise the execution, delivery and performance of this Agreement; and

(ii) Power of Attorney of the Buyers **and, in case the Buyers nominate a new buyer as buyers, also by the Buyers and the nominated buyers,** appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate).

(c) If any of the documents listed in Sub-clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation ~~by an authorised translator or~~ certified by a lawyer qualified to practice in the country of the translated language.

(d) The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than **fifteen (15) Banking Days** ~~*(state number of days)*, or if left blank, nine (9) days~~ prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.

(e) **(Deleted)** ~~Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.~~

(f) **(Deleted)**~~Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers have the right to take copies of same.~~

(g) The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

9. Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters **(other than as set forth in Clause 20)**, encumbrances, mortgages and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers' Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11. Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted.

However, the Vessel shall be delivered ~~free of cargo and~~ free of stowaways with her Class maintained without condition/recommendation*, free of average damage affecting the Vessel's class **except for those defects stated in the Class Status Reports dated 15 March 2017 and 22 March 2017 and defects within the meaning of Clause 6 (a) (ii)**, and with her classification certificates and national certificates, as well as all other

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by the Classification Society or the relevant authorities at the time of delivery **except for those defects stated in the Class Status Reports dated 15 March 2017 and 22 March 2017 and defects within the meaning of Clause 6 (a) (ii)**.

"inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4(a) or 4(b) (Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.

**Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.*

12. Name/markings/flag

In case the Vessel's ~~Upon~~ delivery **is at sea,** the Buyers undertake to **not** change the **Vessel's** name **and flag** ~~of the Vessel~~ and alter funnel markings **of the Vessel until the Vessel has reached the next port**.

13. Buyers' default

~~Should the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.~~

Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement~~, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers~~ **and** shall be entitled to claim ~~further~~ compensation for their losses and for all expenses incurred together with interest **at a rate of three (3) percent plus LIBOR**.

14. Sellers' default

Should the Sellers fail to ~~give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to~~ validly complete a legal transfer ~~by the Cancelling Date~~ the Buyers shall have the option of cancelling this Agreement. ~~If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately.~~

Should the Sellers fail to ~~give Notice of Readiness by the Cancelling Date or fail to be ready to~~ validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest **at a rate of three (3) percent plus LIBOR** if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15. Buyers' representatives (Deleted)

~~After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense.~~

~~These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers' representatives shall sign the Sellers' P&I Club's standard letter of indemnity prior to their embarkation.~~

16. Law and Arbitration

(a) *This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgment may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$ 100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

~~(c) This Agreement shall be governed by and construed in accordance with the laws of~~ ______ ~~(*state place*) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at~~ ______ (*state place*)~~, subject to the procedures applicable there.~~

**16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16(a) shall apply.*

17. Notices

All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

For the Buyers:
ship@huntermaritime.com

For the Sellers:
board@wehrship.de; bernt.gienskey@xaloc-shipping.com

18. Entire Agreement

The written terms of this Agreement **and the Master Agreement** comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

19. Subjects

(a) The effectiveness of this Agreement shall be subject to the Time Charterer's approval to the sale of and transfer of title to the Vessel to the Buyers.

(b) If the Time Charterer does not approve the sale of and transfer of title to the Vessel to the Buyers by 5 June 2017, then this Agreement shall become null and void and none of the Parties shall have any right or obligation vis-à-vis the other under, or in connection with, this Agreement thereafter.

20. Vessel's Delivery/Novation of Time Charter

(a) The Sellers shall deliver the Vessel to the Buyers with the Time Charter, or if the Time Charterer will re-deliver the Vessel under the Time Charter prior to the time of delivery with

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.

any other charter contract to be entered into prior to the Vessel's delivery, or charter free - as the case may be -.

(b) If the Vessel will be delivered to the Buyers with the Time Charter or with any other charter contract to be entered into prior to the time of delivery, the Parties shall enter into the Novation Agreement according to the terms of the Master Agreement.

(c) If for any reason which may occur between the date of the effectiveness of this Agreement under Clause 19 (b) hereinabove and the Vessel's delivery to the Buyers hereunder the Novation Agreement (if entered into) is terminated, cancelled or rescinded or otherwise becomes null and void and/or the Time Charterer or any other charterer withdraws its confirmation that the Time Charter or any other charter contract to be entered into prior to the time of delivery shall be novated, this Agreement shall become null and void and none of the Parties shall have any right or obligation vis-à-vis the other under, or in connection with, this Agreement thereafter.

21. Non-recourse

The provisions of Section 10.15 (Non- Recourse) of the Master Agreement are incorporated herein by reference as if specifically set forth herein.

22. Master Agreement

In the event of a conflict between any of the terms of this Agreement and of the Master Agreement the terms of the Master Agreements shall prevail.

For and on behalf of the Sellers

By: /s/ Ms. Constantia Photi

Name: Ms. Constantia Photi
Title: Director

By: /s/ Mr. Bernt Gienskey
Name: Mr. Bernt Gienskey
Title: Director

By: /s/ Mr. Stuart George Michael McBride
Name: Mr. Stuart George Michael McBride
Title: Director

For and on behalf of the Manager

By: /s/ Ms. Constantia Photi
Name: Ms. Constantia Photi
Title: Director

For and on behalf of the Buyers

By: /s/ Ludovic Saverys
Name: Ludovic Saverys
Title: Chief Financial Officer

By: /s/ Benoit Timmermans
Name: Benoit Timmermans
Title: Chief Commercial Officer

This document is a computer generated SALEFORM 2012 form printed by authority of the Norwegian Shipbrokers' Association. Any insertion or deletion to the form must be clearly visible. In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original approved document shall apply. BIMCO and the Norwegian Shipbrokers' Association assume no responsibility for any loss, damage or expense as a result of discrepancies between the original approved document and this computer generated document.